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                                                                     EXHIBIT 5.1


          [Letterhead of Dunkley, Bennett, Christensen & Madigan, P.A.]

                                 January 8, 2001


Entegris, Inc.
3500 Lyman Boulevard
Chaska, MN 55318

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

     We have acted as counsel to Entegris, Inc., a Minnesota corporation (the "Company"), in connection with the proposed registration by the Company pursuant to a Registration Statement on Form S-8 of an aggregate of 20,287,194 shares of Common Stock, par value $0.01 per share (the "Shares"), to be offered under the Entegris, Inc. Employee Stock Ownership Plan, the Entegris, Inc. 1999 Long-Term Incentive and Stock Option Plan, the Entegris, Inc. Outside Directors' Stock Option Plan and the Entegris, Inc. Employee Stock Purchase Plan (the "Plans").

     We have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of the opinions set forth below.

     In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. As to questions of fact material to our opinions, we have relied upon certificates or representations of officers of the Company, public officials and others.

     Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, upon issuance, delivery and payment therefor in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.

     Our opinions expressed above are limited to the laws of the State of Minnesota.

     We hereby consent to the filing of this opinion as an exhibit to the above-described Registration Statement.


                               Very truly yours,

                               /s/ Dunkley, Bennett, Christensen & Madigan, P.A.